Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

Englewood, CO — August 8, 2013 — Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and six months ended June 30, 2013. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”) one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 838,000 residential and commercial customers. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three and six months ended June 30, 2013 increased 22.8% and 22.5%, respectively, driven by growth in the number of subscriber accounts at Monitronics and the related increase in monthly recurring revenue

•                  Ascent’s Adjusted EBITDA(2) for the three and six months ended June 30, 2013 increased 25.9% and 26.5%, respectively

•                  Ascent’s balance sheet remains strong with $224.0 million of cash as of June 30, 2013

•                  Monitronics’ Adjusted EBITDA for the three and six months ended June 30, 2013 increased 23.1% and 23.0%

•                  Monitronics subscriber accounts as of June 30, 2013 increased 17.8% to 838,723

•                  The growth in subscriber accounts reflects strong performance in the core account generation engine and bulk purchases of approximately 18,200 accounts in May 2013

•                  Monitronics average monthly revenue per subscriber as of June 30, 2013 increased 5.3% to $39.98

•                  Monitronics’ proposed acquisition of Security Networks, LLC continues as planned; transaction expected to close in mid-August

•                  Successfully issued a $103.5 million convertible bond and a $175.0 million high yield bond in July and received commitments on $225.0 million of term loans which will be funded, subject to customary conditions, in conjunction with the closing of the Security Networks acquisition in mid-August

•                  Acquisition will result in Monitronics eclipsing 1 million subscribers

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “I am very pleased with the Company’s performance in the second quarter and first half of 2013. Monitronics turned in another strong quarter, delivering over 20% growth in both revenue and Adjusted EBITDA.  I am also happy to report that the proposed acquisition of Security Networks continues to progress as expected. In July we took significant steps towards completing the necessary financing to fund the transaction and we remain on target for a mid-August close.  Looking ahead, we remain committed to exploring additional accretive acquisition opportunities within the alarm monitoring and related security industry.”

Mike Haislip, President and Chief Executive Officer of Monitronics said, “Monitronics continued to deliver strong growth in the second quarter. Both revenue and Adjusted EBITDA increased a solid 23% and total subscriber accounts were up

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net income for the three months and six ended June 30, 2013 totaled $65,000 and $2.8 million, respectively. Monitronics’ net income for the corresponding periods totaled $592,000 and $1.9 million, respectively.

17.8%, on strong growth in account acquisitions through our dealer program combined with 18,200 in bulk account purchases.”

Mr. Haislip continued, “Our recently announced proposed acquisition of Security Networks will bring our total subscriber base to over 1 million accounts, and position the company very well for continued growth.  Because of its superior operating performance, strong growth profile and impressive and growing dealer affiliate network, we are confident Security Networks will be a strong complement to Monitronics’ existing operations. More importantly, the combination of two very successful home security industry leaders positions us for accelerated growth and ongoing strong profitability.”

Three and Six Months Ended June 30, 2013 Results

Ascent Capital Group, Inc.

For the three months ended June 30, 2013, Ascent reported net revenue of $102.3 million, an increase of 22.8% compared to $83.3 million for the three months ended June 30, 2012. For the six months ended June 30, 2013 net revenue increased 22.5% to $202.4 million. The increase in net revenue for the three and six month time periods is primarily attributable to increases in Monitronics’ subscriber accounts and average monthly revenue per subscriber.

Ascent’s total cost of services for the three and six months ended June 30, 2013 increased 36.9% and 37.2% to $15.6 million and $30.8 million, respectively. The increase for the three and six months ended June 30, 2013 is primarily due to an increased number of accounts monitored across the cellular network and having interactive and home automation services, resulting in higher operating and service costs.

Selling, general & administrative (“SG&A”) costs increased 19.3% to $21.5 million for the three months ended June 30, 2013 and increased 15.1% to $41.2 million for the first six months of 2013. The increase is primarily attributable to increases in Monitronics SG&A costs due to increased payroll expenses of approximately $616,000 and $1.6 million for the three and six months ended June 30, 2013, respectively, and increases in professional services expenses primarily related to $1.4 million of Security Networks Acquisition transaction costs. Additionally, Ascent’s consolidated stock-based compensation expense increased approximately $692,000 and $1.2 million for the three and six months ended June 30, 2013, related to restricted stock and option awards granted to certain employees.

Ascent’s Adjusted EBITDA increased 25.9% to $71.2 million during the quarter and 26.5% to $142.5 million for the six months ended June 30, 2013. The increase in Adjusted EBITDA for the three and six months ended June 30, 2013 was primarily due to revenue and subscriber growth at Monitronics, partially offset by higher operating and service costs.

Ascent reported net income from continuing operations for the three and six months ended June 30, 2013 of $212,000 and $2.5 million, respectively, compared to a net loss from continuing operations of $5.7 million and $10.7 million for the three and six months ended June 30, 2012.

Monitronics International

For the three months ended June 30, 2013, Monitronics reported net revenue of $102.3 million, an increase of 22.8% compared to $83.3 million for the three months ended June 30, 2012. For the six months ended June 30, 2013 net revenue increased 22.5% to $202.4 million. The increase in net revenue for the three and six month time periods is primarily attributable to a 17.8% increase in the number of subscriber accounts, a 24.0% increase in recurring monthly revenue to $33.5 million and a 5.3% increase in average monthly revenue per subscriber to $39.98 as of June 30, 2013.

Monitronics’ total cost of services for the three and six months ended June 30, 2013 increased 36.9% and 37.2% to $15.6 million and $30.8 million, respectively. The increases are primarily due to an increased number of accounts monitored across the cellular network and having interactive and home automation services, resulting in higher operating and service costs.

Monitronics’ SG&A costs increased 23.6% to $18.1 million for the three months ended June 30, 2013 and increased 17.3% to $34.0 million for the first six months of 2013. The increases are attributable to higher payroll expenses of approximately $616,000 and $1.6 million for the three and six months ended June 30, 2013, respectively, and increases in professional services expenses primarily related to $1.4 million of Security Networks Acquisition transaction costs incurred in the three and six months ended June 30, 2013.

Monitronics’ Adjusted EBITDA for the three months ended June 30, 2013 was $70.4 million, an increase of 23.1% over the three months ended June 30, 2012. For the six months ended June 30, 2013, Monitronics’ Adjusted EBITDA increased 23.0% to $139.8 million. The increase in Adjusted EBITDA is primarily due to revenue and subscriber growth. Monitronics’ Adjusted EBITDA as a percentage of revenue was 68.8% in the second quarter of 2013, compared to 68.7% for the three months ended June 30, 2012. Monitronics’ Adjusted EBITDA as a percentage of revenue for the six months ended June 30, 2013 totaled 69.1%, compared to 68.8% for the prior year period.

Monitronics reported net income for the three months ended June 30, 2013 of $592,000 compared to a net loss of $3.8 million in the prior year period. Net income for the six months ended June 30, 2013 was $1.9 million compared to a net loss of $7.5 million in the prior year period.

The table below summarizes subscriber data for the twelve months ended June 30, 2013:

	Twelve Months Ended June 30,
	2013	2012

Beginning balance of accounts	711,832	688,119
Accounts purchased (a)	228,040	108,600
Accounts canceled (b)	(98,107)	(81,747)
Canceled accounts guaranteed to be refunded from holdback	(3,042)	(3,140)
Ending balance of accounts	838,723	711,832
Monthly weighted average accounts	787,735	701,515
Attrition rate	(12.5)%	(11.7)%

For the three months ended June 30, 2013, Monitronics purchased 47,733 subscriber accounts, compared to the 26,358 subscriber accounts in the three months ended June 30, 2012. During the six months ended June 30, 2013 and 2012, Monitronics purchased 76,193 and 50,532 subscriber accounts, respectively. The account purchases for the three and six months ended June 30, 2013 include bulk buy purchases of approximately 18,200 accounts.

Monitronics’ trailing twelve month attrition for the period ended June 30, 2013 increased to 12.5% compared to 11.7% for the twelve months ended June 30, 2012.

Security Networks Transaction

On July 10, 2013 Monitronics signed a definitive agreement to acquire Security Networks, LLC. The transaction consideration will consist of $487.5 million of cash and 253,333 newly issued shares of Ascent Series A common stock with an agreed value of $20 million. The purchase price is subject to adjustment at closing and is based upon Security Networks delivering recurring monthly revenue (as defined in the acquisition agreement, “Acquisition RMR”) of $8.8 million. The transaction will be financed primarily with new debt at the Ascent and Monitronics levels, as well as an incremental amount of cash from Ascent’s balance sheet. The transaction is expected to close in mid-August 2013, subject to customary closing conditions, including regulatory approvals.

The cash portion of the Security Networks Purchase Price will be funded by cash on hand at Ascent Capital and new debt, which is to consist of the $103.5 million of Convertible Notes issued by Ascent Capital, the $175.0 million New Senior Notes issued by Monitronics and the expected Incremental Term Loan of $225 million to be provided under Monitronics’ Credit Facility.  The Convertible Notes offering was completed on July 17, 2013 with the notes maturing on July 15, 2020 and bearing interest at 4.00% per annum from July 17, 2013.  Interest will be payable semi-annually on January 15 and July 15 of each year.

The New Senior Notes offering was completed on July 17, 2013 by Monitronics Escrow Corporation (the “Escrow Issuer”), a wholly-owned subsidiary of Ascent Capital, and the proceeds from this offering have been placed in escrow.  In connection with the completion of the Security Networks Acquisition, the Escrow Issuer will be merged into Monitronics and Monitronics will assume the New Senior Notes.  The New Senior Notes will mature on April 1, 2020 and bear interest at 9.125% per annum, with interest being payable semi-annually on April 1 and October 1 of each year.

Monitronics expects that the Incremental Term Loan will be entered into upon the closing of the Security Networks Acquisition.  Monitronics expects that the Incremental Term Loan will mature on March 23, 2018 and will bear interest based on LIBOR plus an applicable margin to be agreed, subject to a LIBOR floor to be agreed.  In addition, Monitronics has evaluated its borrowing capacity subsequent to the Security Networks Acquisition, upon which it expects to increase the borrowing available under Monitronics’ Credit Facility revolver by an amount equal to $75 million.

Ascent Liquidity and Capital Resources

At June 30, 2013, on a consolidated basis, Ascent had $84.1 million of cash and cash equivalents, $2.6 million of restricted cash, and $141.4 million of marketable securities on a consolidated basis.  The Company may use a portion of these assets to decrease debt obligations, fund stock repurchases, or fund potential strategic acquisitions or investment opportunities, including the Security Networks Acquisition.

During the six months ended June 30, 2013, Monitronics used cash of $113.2 million to fund purchases of subscriber accounts net of holdback and guarantee obligations.

At June 30, 2013, the existing long-term debt of Monitronics includes the principal balance of $1.1 billion under its Senior Notes, Credit Facility, and Credit Facility revolver. The Senior Notes have an outstanding principal balance of $410.0 million as of June 30, 2013 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $687.0 million as of June 30, 2013 and requires principal payments of approximately $1.7 million per quarter with the remaining outstanding balance becoming due on March 23, 2018. The Credit Facility revolver has an outstanding balance of $33.6 million as of June 30, 2013 and becomes due on December 22, 2017.

Conference Call

Ascent will host a conference call today, August 8, 2013, at 5:00 p.m. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 22171654. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through August 15, 2013 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 22171654.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://www.ascentcapitalgroupinc.com/Investor-Relations.aspx.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, the pending acquisition of Security Networks, the integration of acquired assets and businesses (including the consolidated performance of Monitronics after giving effect to the pending acquisition), the terms of the anticipated amendments to Monitronics’ Credit Facility (including the size of its revolver capacity), future financial prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, Monitronics’ ability to complete the acquisition of Security Networks (including the completion of the acquisition financing), continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and 10-Q, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiary, Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

###

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Amounts in thousands, except share amounts

(unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$84,149	$78,422
Restricted cash	2,640	2,640
Marketable securities, at fair value	141,438	142,587
Trade receivables, net of allowance for doubtful accounts of $1,575 in 2013 and $1,436 in 2012	12,114	10,891
Deferred income tax assets, net	3,780	3,780
Income taxes receivable	49	132
Prepaid and other current assets	12,595	15,989
Assets held for sale	6,119	7,205
Total current assets	262,884	261,646

Property and equipment, net of accumulated depreciation of $33,399 in 2013 and $30,570 in 2012	54,743	56,491
Subscriber accounts, net of accumulated amortization of $393,760 in 2013 and $308,487 in 2012	1,020,664	987,975
Dealer network, net of accumulated amortization of $25,620 in 2013 and $20,580 in 2012	24,813	29,853
Goodwill	349,227	349,227
Other assets, net	25,410	22,634
Assets of discontinued operations	54	54
Total assets	$1,737,795	$1,707,880

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,398	$3,664
Accrued payroll and related liabilities	3,372	3,504
Other accrued liabilities	28,217	27,181
Deferred revenue	9,704	10,327
Purchase holdbacks	15,725	10,818
Current portion of long-term debt	6,905	6,950
Liabilities of discontinued operations	6,907	7,369
Total current liabilities	76,228	69,813

Non-current liabilities:
Long-term debt	1,119,201	1,101,433
Derivative financial instruments	2,663	12,359
Deferred income tax liability, net	8,346	8,187
Other liabilities	5,463	5,990
Total liabilities	1,211,901	1,197,782

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,397,131 and 13,389,821 shares at June 30, 2013 and December 31, 2012, respectively	134	134
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 736,505 and 737,166 shares at June 30, 2013 and December 31, 2012, respectively	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,457,261	1,453,700
Accumulated deficit	(931,388)	(934,213)
Accumulated other comprehensive loss	(120)	(9,530)
Total stockholders’ equity	525,894	510,098
Total liabilities and stockholders’ equity	$1,737,795	$1,707,880

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except share amounts

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net revenue	$102,273	83,315	$202,431	165,196

Operating expenses:
Cost of services	15,594	11,391	30,796	22,450
Selling, general, and administrative, including stock-based and long-term incentive compensation	21,509	18,030	41,246	35,837
Amortization of subscriber accounts and dealer network	45,998	39,349	90,313	77,430
Depreciation	2,141	2,696	4,055	4,602
Gain on sale of operating assets, net	(2,065)	(576)	(5,456)	(1,313)
	83,177	70,890	160,954	139,006

Operating income	19,096	12,425	41,477	26,190

Other income (expense):
Interest income	927	1,075	1,907	1,966
Interest expense	(19,485)	(19,319)	(40,628)	(30,959)
Realized and unrealized loss on derivative financial instruments	—	—	—	(2,044)
Refinancing expense	—	(4)	—	(6,245)
Other income, net	588	827	1,458	1,849
	(17,970)	(17,421)	(37,263)	(35,433)

Income (loss) from continuing operations before income taxes	1,126	(4,996)	4,214	(9,243)
Income tax expense from continuing operations	(914)	(765)	(1,688)	(1,448)
Net income (loss) from continuing operations	212	(5,761)	2,526	(10,691)

Discontinued operations:
Earnings (loss) from discontinued operations	(107)	(1,506)	339	(1,790)
Income tax benefit (expense)	(40)	74	(40)	74
Earnings (loss) from discontinued operations, net of income tax	(147)	(1,432)	299	(1,716)

Net income (loss)	65	(7,193)	2,825	(12,407)

Other comprehensive income (loss):
Foreign currency translation adjustments	7	(160)	(368)	61
Unrealized holding gains (losses) on marketable securities	(1,468)	(1,366)	(2,152)	593
Unrealized gain (loss) on derivative contracts	11,671	(8,835)	11,930	(11,240)
Total other comprehensive income (loss), net of tax	10,210	(10,361)	9,410	(10,586)

Comprehensive income (loss)	$10,275	(17,554)	$12,235	(22,993)

Basic earnings (loss) per share:
Continuing operations	$0.02	(0.41)	$0.18	(0.76)
Discontinued operations	(0.01)	(0.10)	0.02	(0.12)
Net income (loss)	$0.01	(0.51)	$0.20	(0.88)

Diluted earnings (loss) per share:
Continuing operations	$0.01	(0.41)	$0.17	(0.76)
Discontinued operations	(0.01)	(0.10)	0.02	(0.12)
Net income (loss)	$0.00	(0.51)	$0.19	(0.88)

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

(unaudited)

	Six months ended
	June 30,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$2,825	(12,407)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	(299)	1,716
Amortization of subscriber accounts and dealer network	90,313	77,430
Depreciation	4,055	4,602
Stock based compensation	3,783	2,563
Deferred income tax expense	204	219
Unrealized gain on derivative financial instruments	—	(6,793)
Refinancing expense	—	6,245
Gain on the sale of operating assets, net	(5,456)	(1,313)
Long-term debt amortization	387	4,101
Other non-cash activity, net	4,556	4,314
Changes in assets and liabilities:
Trade receivables	(4,126)	(2,165)
Prepaid expenses and other assets	2,909	1,025
Payables and other liabilities	1,517	938
Operating activities from discontinued operations, net	(163)	(1,368)

Net cash provided by operating activities	100,505	79,107

Cash flows from investing activities:
Capital expenditures	(3,990)	(2,657)
Purchases of subscriber accounts	(113,199)	(78,885)
Purchases of marketable securities	(1,003)	(99,667)
Decrease in restricted cash	—	51,479
Proceeds from the sale of operating assets	7,872	6,486

Net cash used in investing activities	(110,320)	(123,244)

Cash flows from financing activities:
Proceeds from long-term debt	62,100	967,200
Payments to long-term debt	(44,764)	(977,375)
Refinancing costs	(1,794)	(44,114)
Purchases and retirement of common stock	—	(684)

Net cash provided by (used in) financing activities	15,542	(54,973)

Net increase (decrease) in cash and cash equivalents	5,727	(99,110)

Cash and cash equivalents at beginning of period	78,422	183,558

Cash and cash equivalents at end of period	$84,149	84,448

Supplemental cash flow information:
State taxes paid	$2,350	2,064
Interest paid	38,649	15,332

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.”  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent’s total Adjusted EBITDA to net income (loss) from continuing operations (amounts in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Total Adjusted EBITDA	$71,224	56,568	$142,524	112,634
Amortization of subscriber accounts and dealer network	(45,998)	(39,349)	(90,313)	(77,430)
Depreciation	(2,141)	(2,696)	(4,055)	(4,602)
Stock-based and long-term incentive compensation	(1,963)	(1,271)	(3,783)	(2,563)
Acquisition related costs	(1,438)	—	(1,438)	—
Realized and unrealized loss on derivative instruments	—	—	—	(2,044)
Refinancing costs	—	(4)	—	(6,245)
Interest income	927	1,075	1,907	1,966
Interest expense	(19,485)	(19,319)	(40,628)	(30,959)
Income tax expense from continuing operations	(914)	(765)	(1,688)	(1,448)

Net income (loss) from continuing operations	$212	(5,761)	$2,526	(10,691)

The following table provides a reconciliation of Monitronics’ total Adjusted EBITDA to net income (loss):

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Amounts in thousands)

Total Adjusted EBITDA	$70,408	57,218	$139,822	113,703
Amortization of subscriber accounts and dealer network	(45,998)	(39,349)	(90,313)	(77,430)
Depreciation	(1,721)	(1,320)	(3,209)	(2,622)
Stock-based and long-term incentive compensation	(402)	(280)	(763)	(580)
Acquisition related costs	(1,438)	—	(1,438)	—
Realized and unrealized loss on derivative instruments	—	—	—	(2,044)
Refinancing costs	—	(4)	—	(6,245)
Interest expense	(19,466)	(19,347)	(40,593)	(30,969)
Income tax expense from continuing operations	(791)	(671)	(1,565)	(1,338)

Net income (loss) from continuing operations	$592	(3,753)	$1,941	(7,525)